Exhibit 10(h)

PERSONAL AND CONFIDENTIAL

July 25, 2022

Andrew M. Weeks
c/o Parker-Hannifin Corporation
6035 Parkland Boulevard
Cleveland, Ohio 44124

Re:    Retirement and Release Agreement

Dear Andrew:

The following sets forth the agreement between Parker-Hannifin Corporation (“Parker” or “Company”) and you regarding your retirement from Parker:

1.Retirement Date. Your retirement from Parker is effective August 31, 2022 (“retirement date”).
2.General Entitlements. As a result of your retirement, and regardless of whether you accept this agreement, you will receive any earned wages/salary through your retirement date, as well as pay for all accrued, unused PTO. Also, your decision on whether to execute or reject this agreement does not impact any other benefits, entitlements, or compensation to which you are otherwise entitled in accord with, and solely based on, the terms and conditions of such plan documents.
3.Consideration. Effective upon your above retirement date, in consideration for your execution of this agreement, the Company will 1) issue you a lump sum severance payment of One Million, Sixty-Four Thousand, Eight Hundred and Forty-Six Dollars ($1,064,846.00); 2) provide for vesting of your benefits under Parker’s Defined Contribution Supplemental Executive Retirement Program (DC SERP); 3) provide for ownership of your current Company-leased vehicle; and 4) in accordance with your elections following your retirement date, cover the cost of your medical, dental and vision under COBRA continuation of benefits coverage for 18 months.
4.Timing of Payout. Your lump sum payment will be provided to you following your retirement date and within 30 days after an executed version of this agreement is returned to the Company, which payment is subject to withholding and deductions.

Andrew Weeks
July 25, 2022

5.Claims Released. In return for the various promises and payments made by Company herein, you release the Company, its directors, officers, employees, parents, subsidiaries, affiliates, successors, assigns, and representatives (“Released Parties”), from any form of liability for any claims to which may have otherwise had against the Released Parties related directly or indirectly to your employment or its termination. Such claims include, but are not limited to, wrongful discharge, unlawful discrimination, retaliation or harassment, breach of contract, tort claims (e.g., defamation, emotional, etc.); or claims for any form of harm suffered or denial of rights, whether known or unknown, under any federal, state, or local law, regulation, common law or public policy. To the extent an express release of claims is required by law, this release applies without limitation to any rights or claims you may have under the Civil Rights Act of 1991; Title VII of the Civil Rights Act of 1964, as amended; Americans with Disabilities Act; Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family Medical Leave Act; Minnesota Human Rights Act (if, upon signing, you are a Minnesota residents); and the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act.
a.Claims Not Released. This agreement does not include, and you do not waive, any rights or claims that: (1) may arise after you sign this agreement; (2) are for alleged workplace injuries or occupational disease that arise under any state’s workers’ compensation laws; (3) are for benefits in which you have a vested right under any pension plans; (4) cannot be released by law; or (5) are to enforce this Agreement. And nothing contained in this agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state or local governmental agency or commission (“Government Agencies”); nor does it limit your ability to communicate with or provide information to any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, without notice to Company. On the other hand, you waive and release any right to any claims for money damages and equitable relief pursuant to the filing or prosecution of any administrative charge against the Release Parties or any resulting civil proceeding or lawsuit that may be commenced on your behalf for the recovery of such relief, and that arises out of the matters released in this agreement.
6.Impact of Asserting a Claim. If you commence or join any action or in any manner asserted against the Company or any of its directors, employees and representatives any of the claims released in this agreement, then you will pay to the Company all damages caused to the Company thereby, including all costs and attorneys’ fees incurred, and will immediately refund any costs incurred by the Company for benefits or other consideration provided to you herein. The provisions of this Paragraph do not apply to claims made under the Age Discrimination in Employment Act.
7.Mutual Non-Disparagement. Neither the Company nor you will engage in any action nor make any statements that are intended, or would reasonably be expected, to harm either party or their reputation; or that would reasonably be expected to lead to unfavorable publicity regarding the other.
8.Obligations Regarding Confidential Information. This Paragraph shall serve as a reminder that during your employment you were provided access to proprietary and

Andrew Weeks
July 25, 2022

confidential information that is the property of the Company, including but not limited to inventions, trade secrets, marketing plans and programs, marketing data, drawings, plans, designs, products, specifications, manufacturing, tooling, procedures, research and development data, methods, know-how, processes, source code, sales and customer information, suppliers, costs, distribution, financial data and other business and technical matters. Such proprietary and confidential information is the sole property of the Company and may not be disclosed by you to any third party despite that your employment has ended. You may also have been provided access to proprietary and confidential information of an entity doing business with the Company (such as a customer or supplier), which you also may not disclose. You or any third party (such as a new employer of yours) may not use Company or any other such proprietary and confidential information for any purpose whatsoever, except as may be expressly authorized in writing by the Company. If you have not already done so, you must immediately return to the Company any papers, documents, notes, drawings, electronic storage media or other materials relating to such proprietary and confidential information.
9.Confidential Nature of Agreement. You are to keep this agreement confidential. This means that unless, required by law, its existence and terms are not to be disclosed to anyone, except your immediate family, your attorney, professional tax or financial advisor.
10.Notice for Ohio Residents. You do hereby waive any right to interest under Ohio Revised Code Section 1343.03(a), under any other law or pursuant to common law on the amounts to be paid to you.
11.Agreement Review Period. As you are an individual above age 40, you have up to 21 days from the date of this Agreement to consider this agreement before signing it. You may use as much or as little of this review period as you wish. Further, after signing you have the right to revoke this agreement within seven days of signing it. Revocation must be made by delivering a written notice of revocation to the Company, addressed to: Parker Hannifin Corporation – Human Resources, 6035 Parkland Blvd., Cleveland, Ohio 44124. For this revocation to be effective, the Company must receive written notice no later than midnight on the seventh (7th) day after you sign this agreement. If you do not sign this agreement or if you revoke this agreement it will not be effective or enforceable and you will not receive the Consideration described herein.
12.Entire Agreement. This agreement states the entire understanding between you and the Company. It may be changed only if both you and the Company sign another written agreement. This agreement shall be governed and construed in accordance with the laws of the State of Ohio.
13.Impact of Validity Ruling. If part of this agreement is ruled invalid, only that part will be of no effect. The rest of this agreement will remain in effect.

Andrew Weeks
July 25, 2022

If you agree with the terms of this agreement, please sign and return the copy of this letter to me no later than 21 days from the date this Agreement was provided to you for review.

Respectfully yours,

PARKER-HANNIFIN CORPORATION

By: /s/ Jennifer Parmentier
    Jennifer Parmentier
    Chief Operating Officer

Agreed to Accept:

By: /s/ Andrew M. Weeks
    Andrew M. Weeks

Dated: July 26, 2022